Exhibit 5.1

Baker Botts	ABU DHABI	HOUSTON
30 Rockefeller Plaza	AUSTIN	LONDON
New York, New York 10012	BEIJING	MOSCOW
	BRUSSELS	NEW YORK
TEL +1	DALLAS	PALO ALTO
212 408 2500	DUBAI	RIYADH
FAX +1	HONG KONG	WASHINGTON
212 408 2501
BakerBotts.com

July 11, 2013

Ascent Capital Group, Inc.

5251 DTC Parkway

Suite 1000

Greenwood Village, Colorado 80111

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Ascent Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3, as filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale of an indeterminate amount of the Company’s Convertible Senior Notes due 2020 (the “Notes”) and an indeterminate amount of the Company’s common stock (the “Underlying Stock”), issuable upon conversion of the Notes, which may be issued pursuant to an indenture between the Company and U.S. Bank, National Association, as trustee (the “Trustee”) (the “Indenture”), substantially in the form filed as Exhibit 4.1 to the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

Certain terms of the Notes will be approved by the Board of Directors of the Company or a committee thereof (the “Board of Directors”) or certain authorized officers of the Company as part of the corporate action taken and to be taken in connection with the issuance of the Notes.  The Notes are to be issued in an underwritten public offering pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by the Company and certain underwriters (the “Underwriters”).

We have examined originals, or copies certified or otherwise identified, of the Amended and Restated Certificate of Incorporation of the Company, as amended to date, and the Bylaws of the Company, as amended to date, the Underwriting Agreement, corporate records of the Company, including minute books of the Company, as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and such other instruments and documents as we deemed necessary for purposes of the opinions hereinafter expressed.  In giving the opinion set forth below, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the factual matters contained in such certificates.  In giving such opinion, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.             When the Indenture to be entered into in connection with the issuance of the Notes has been duly authorized, executed and delivered by the Trustee and the Company, the specific terms of the Notes have been duly authorized and established, and such Notes have been duly authorized, executed, authenticated, issued and delivered to and paid for by the Underwriters in accordance with the Indenture and the Underwriting Agreement, such Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

2.             When the necessary corporate action on the part of the Company has been taken to authorize the issuance of the Underlying Stock and when such Underlying Stock is issued and delivered upon conversion of the Notes, in accordance with the terms of the Notes and the Indenture as approved by the Board of Directors, such shares of Underlying Stock will be validly issued, fully-paid and non-assessable.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of the Notes or the Underlying Stock, (i) the Board of Directors shall have duly established the terms of such Notes and duly authorized the issuance and sale of the Notes and the Underlying Stock and such authorization shall not have been modified or rescinded, (ii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded, and (iii) there shall not have occurred any change in law affecting the validity or enforceability of the Notes.  We have also assumed that none of the terms of the Notes to be established subsequent to the date hereof, nor the issuance and delivery of the Notes, nor the compliance by the Company with the terms of the Notes will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

In providing the opinions set forth in paragraph (1) above, we express no opinion as to (a) the validity, binding nature or enforceability of any provision of the Notes or the Indenture that requires or relates to payment of any make-whole premium in an amount that a court determines under the circumstances under applicable law to be commercially unreasonable, a penalty or a forfeiture, or (b) the validity, binding nature or enforceability of any provision of the Notes or the Indenture that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware and the applicable federal laws of the United States of America, each as published and in effect on the date hereof.

At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.  We hereby consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus included therein.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

This opinion is rendered to you solely in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Baker Botts L.L.P.

BAKER BOTTS L.L.P.